As filed with the Securities and Exchange Commission on July 16, 2004

Registration No. 333-115057

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3/A

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

APPLIED IMAGING CORP.

(Exact name of Registrant as specified in its charter)

Delaware		77-0120490
(State of incorporation)	120 Baytech Dr. San Jose, California 95134 (408) 719-6400	(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CARL HULL

Chief Executive Officer

Applied Imaging Corp.

120 Baytech Dr.

San Jose, California 95134

(408) 719-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

DAVID J. SAUL, ESQ.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED JULY 16, 2004

PROSPECTUS

3,875,000 shares

APPLIED IMAGING CORP.

Common Stock

This prospectus relates to the offer and sale of 3,875,000 shares of our common stock which may be disposed of from time to time by the selling stockholders named in the “Selling Stockholders” section of this prospectus, or their transferees, pledgees, donees or successors-in-interest. Of the shares offered by this prospectus, such shares include 775,000 shares of common stock issuable upon exercise of warrants. The warrants may not be exercised until on or after October 13, 2004. The shares were initially sold, and the warrants were initially issued, pursuant to a private placement transaction on April 13, 2004.

The prices at which the selling stockholders may sell the shares will be determined by the selling stockholders or their transferees. While we will receive cash if and when the warrants are exercised, we will not receive any proceeds from the disposition of the shares of common stock covered hereby.

Our common stock is traded on The Nasdaq SmallCap Market under the symbol “AICX.” On April 28, 2004, the last reported sale price of our common stock on The Nasdaq SmallCap Market was $1.47 per share.

Our principal executive offices are located at 120 Baytech Drive, San Jose, CA 95134, and our telephone number is (408) 719-6400.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July             , 2004.

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the front of the document and that information incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference. In this prospectus and any prospectus supplement, unless otherwise indicated, “Applied Imaging,” “we,” “us” and “our” refer to Applied Imaging Corp. and its subsidiaries, and do not refer to the selling stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus and in documents that we incorporate by reference into this prospectus. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth below in “Risk Factors,” describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact transpire or prove to be accurate. We undertake no duty to update any of these forward-looking statements.

We own or have rights to use trademarks or trade names that we use in conjunction with the operation of our business. Applied Imaging, CytoVision, MDS, Ariol, and SPOT are among our trademarks. All other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus and in documents that we incorporate by reference into this prospectus, you should carefully consider the following risks before purchasing our common stock. If any of these risks occurs, our business, financial condition and operating results could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. See also, “Special Note Regarding Forward-Looking Statements.”

We may never achieve or maintain significant revenues or profitability.

We have not been profitable on a fiscal year basis since our inception in 1986. We incurred net losses of $2,132,000 and $495,000 in 2003 and 2002, respectively. As of December 31, 2003, we had an accumulated deficit of $44.6 million. We will continue to incur significant costs as we continue our efforts to develop and market our current systems and related applications. If we do achieve profitability in any period, we may not be able to sustain or increase our profitability on a quarterly or annual basis. We will continue to incur significant costs as we continue our efforts to market our OncoPath™ systems. It is possible that we will never achieve profitable operations.

We expect quarterly revenue and operating results to vary significantly in future periods, which could cause our stock price to fluctuate. If our operating results are below expectations, our stock price could drop.

We have experienced significant fluctuations in our quarterly operating results, and we expect to continue to experience fluctuations in the future. Our customers, who are primarily public and private clinical laboratories, research organizations and hospitals, generally operate on annual budgets. Their budgeting cycles and spending practices affect our revenues. Factors that may have an influence on our operating results in any particular quarter include:

•	demand for our products,

•	seasonality of our sales,

•	new product introductions by us or our competitors, and the costs and time required for a transition to the new products,

•	delays in the timing of introduction of new products, systems or applications due to longer research and development cycles than anticipated,

•	changes in the amount of reimbursement to our customers by insurance companies and other third parties for tests conducted on our systems,

•	timing of orders and shipments for capital equipment sales,

•	our mix of sales between our distributors and our direct sales force,

•	competition, including pricing pressures,

•	timing and amount of research and development expenses, including clinical and pre-clinical trial-related expenditures,

•	foreign currency fluctuations, and

•	delays between our incurrence of expenses to develop new products, including expenses related to marketing and service capabilities, and the timing of sales and payments received for the new products.

In addition, because we develop applications for our imaging systems, a delay in the release of a system would result in the delay of applications for the system.

It is possible in the future that our operating results will be below the expectations of public market analysts and investors. If our operating results fall below market expectations, the price of our common stock could drop significantly.

Our operating and capital expenditures are difficult to predict and can depend on a number of factors that are not entirely within our control.

The exact timing and amount of our operating and capital spending cannot be accurately determined and will depend on several factors, including:

•	progress of our research and development efforts and planned clinical investigations,

•	competing technological and market developments,

•	commercialization of products currently under development by us and our competitors,

•	market acceptance and demand for our products, and,

•	The need to defend the Company from the Chromavision patent infringement law suit.

We have expended and will continue to expend substantial amounts of money for research and development, preclinical testing, clinical investigations, working capital needs and manufacturing and marketing of our products. Our future research and development efforts, in particular, are expected to include development of additional applications and related products for our current cytogenetic and OncoPath™ systems, which will likely require additional funds.

If we do not achieve our projected revenue targets or costs are higher than projected, we may incur negative cash flow from operations during 2004.

The marketing and sale of our products requires regulatory approval and on-going certifications. Failure to obtain and maintain required regulatory approvals and certifications could prevent or delay our ability to market and sell our products and may subject us to significant regulatory fines or penalties.

The FDA regulates design, testing, manufacturing, labeling, distribution, marketing, sales and service of our products. Our products are marketed in the U.S. according to premarket notifications to the FDA under Section 510(k) of the U.S. Food, Drug and Cosmetic Act.

Unless an exemption applies, each medical device that we wish to market in the U.S. must first receive either 510(k) clearance or premarket approval from the FDA. The FDA’s 510(k) clearance process usually takes from three to 12 months, but may take longer. The premarket approval process generally takes from one to three years from the time FDA files the application, but it can be significantly longer and can be significantly more expensive. Although we have obtained the necessary 510(k) clearance for our products, our 510(k) clearance can be revoked if safety or effectiveness problems develop.

We may need to seek additional regulatory approval for clearances if we modify existing products or intend to market other products under development and cannot be certain that we would obtain 510(k) clearance or premarket approval in a timely manner or at all. If the FDA requires us to seek 510(k) clearance or premarket approval for any modification to a previously cleared product, we also may be required to cease marketing or recall the modified device until we obtain such clearance or approval. Delays in obtaining clearances or approvals will adversely affect our ability to market and sell our products and may subject us to significant regulatory fines or penalties, which would result in a decline in revenue and profitability. We have in the past received, and may in the future receive, warning letters from the FDA related to improper promotion of an unapproved use of our products. As a result of such warning letters, the FDA could request that we modify our promotional materials or could subject us to regulatory enforcement actions, including injunction, seizure, civil fine and criminal penalty.

Intellectual property litigation, such as the current lawsuit with ChromaVision Medical Systems, may be costly, lead to payment of substantial damages or royalties and/or prevent us from manufacturing and selling our current and future products.

The medical diagnostic equipment industry, in general, is extremely competitive. Litigation among the participants regarding patent and other intellectual property rights is common. For example, in February 2004, we were sued by ChromaVision Medical Systems, Inc. The amended lawsuit claims that our Ariol™ system willfully infringes on four ChromaVision patents. ChromaVision is seeking unspecified damages, as well as an injunction barring us from, among other things, making, using, or selling any device in the United States that uses ChromaVision’s patented technology. Whether or not the litigation has merit, it is likely to be time consuming and expensive for us and divert the attention of our technical and management personnel from other work. We may be involved in other litigation to defend against claims of infringement, to enforce our patent rights or to protect our trade secrets. If any other party’s claims are upheld in any litigation or administrative proceeding, we could be prevented from exploiting the subject matter of those claims or forced to obtain licenses from the patent owners or to redesign our products or processes to avoid infringement. In the event of any infringement by us, we cannot assure you that we will be able to successfully redesign our products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products and could require us to pay substantial damages and/or royalties and/or prevent us from manufacturing and selling our current and future products.

In 2003, we transferred our stock listing from the Nasdaq National Market to the Nasdaq SmallCap Market, which could adversely affect our ability to raise capital.

We transferred our stock listing from the Nasdaq National Market to the less followed Nasdaq SmallCap Market as of February 4, 2003 in order to meet the less stringent Nasdaq SmallCap listing requirements. This stock listings transfer could adversely affect the liquidity and price of our stock since the Nasdaq SmallCap Market is less followed by investors than the Nasdaq National Market. As a result, there may be less demand for our stock by investors and we may be unable to raise sufficient capital to fund our operations.

We will need to effectively manage our growth in order to achieve and sustain profitability. Our failure to manage growth effectively could reduce our sales growth and result in continued net losses.

If we are able to achieve significant growth in our future sales and to expand the scope of our operations, our management, financial, manufacturing and other capabilities, procedures and controls could be strained. We cannot assure you that our existing or any additional capabilities, procedures, systems or controls will be adequate to support our operations. We may not be able to design, implement or improve our capabilities, procedures, systems or controls in a timely and cost-effective manner. Failure to implement, improve and expand our capabilities, procedures, systems and controls in an efficient and timely manner could reduce our sales growth and result in continued net losses.

Nasdaq could remove our common stock from the Nasdaq SmallCap Market, which could materially adversely affect your investment in our common stock.

If we continue to experience losses from operations and are unable to raise additional capital, we may be unable to maintain the standards for continued listing on the Nasdaq SmallCap Market, and the shares of our common stock could be subject to delisting from the Nasdaq SmallCap Market. Trading in our common stock would therefore likely be subject to the so-called “penny stock” rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in those securities. Consequently, removal from the Nasdaq SmallCap Market, if it were to occur, could affect the ability or willingness of broker-dealers to sell and/or make a market on our common stock and the ability of purchasers of our common stock to sell their securities in the secondary market. These rules could further limit the market liquidity of our common stock and the ability of investors to sell our common stock in the secondary market.

The market for medical diagnostic equipment for cancer, prenatal and other genetic tests is extremely competitive. Our competitors may succeed in developing products, and obtaining related regulatory approvals, faster than us.

The medical diagnostic equipment industry is highly competitive and competition is likely to intensify. Certain of our competitors have greater financial and technical resources and production and marketing capabilities than us. We cannot assure you that these competitors will not succeed in developing technologies and products that are more effective, easier to use or less expensive than those which are currently offered or being developed by us or that would render our technology and products obsolete and noncompetitive. In addition, some of our competitors have significantly greater experience than we have in conducting clinical investigations of new diagnostic products and in obtaining FDA and other regulatory clearances and approvals of products. Accordingly, our competitors may succeed in developing and obtaining regulatory approvals for such products more rapidly than us.

We will need to effectively manage our growth in order to achieve and sustain profitability. Our failure to manage growth effectively could reduce our sales growth and result in continued net losses.

If we are able to achieve significant growth in our future sales and to expand the scope of our operations, our management, financial, manufacturing and other capabilities, procedures and controls could be strained. We cannot assure you that our existing or any additional capabilities, procedures, systems or controls will be adequate to support our operations. We may not be able to design, implement or improve our capabilities, procedures, systems or controls in a timely and cost-effective manner. Failure to implement, improve and expand our capabilities, procedures, systems and controls in an efficient and timely manner could reduce our sales growth and result in continued net losses.

We operate in a consolidating industry, which creates barriers to our market penetration.

The healthcare industry in recent years has been characterized by consolidation. Large hospital chains and groups of affiliated hospitals prefer to negotiate comprehensive supply contracts for all of their supply needs at once. Large suppliers can often equip an entire laboratory and offer these hospital chains and groups “one-stop shopping” for laboratory instruments, supplies and services. Larger suppliers also typically offer annual rebates to their customers based on the customer’s total volume of business with the supplier. The convenience and rebates offered by these larger suppliers are administrative and financial incentives that we do not offer our customers. The success of our future plans will depend in part on our ability to overcome these and any new barriers resulting from continued consolidation in the healthcare industry.

Any disruption or delay in the supply of components or custom subassemblies could require us to redesign our products or otherwise delay our ability to assemble our products, which could cause our sales to decline and result in continued net losses.

We assemble our products from a combination of (i) commodity technology components, such as computers and monitors, (ii) custom subassemblies, such as automated filter wheels, (iii) proprietary hardware for scanning microscopy and (iv) operating systems and proprietary applications software. While we typically use components and subassemblies that are available from alternate sources, any unanticipated interruption of the supply of these components or subassemblies could require us to redesign our products or otherwise delay our ability to assemble our products, which could cause our sales to decline and result in continued net losses.

If we fail to comply with Quality System Regulations, our manufacturing operations could be delayed, and our product sales and profitability could suffer.

Our manufacturing processes and those of our suppliers are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of our products. The FDA enforces the QSR through inspections. We were subject to a QSR inspection in December 2001 and May 2003, as a result of which, the FDA made observations to which we responded. Following our response, the FDA informed us that it did not intend to take further action. We may be inspected in the future and we cannot assure you that we would pass any future inspections. If we fail a QSR inspection, our operations could be disrupted and our manufacturing delayed. Failure to take adequate corrective action in response to a QSR inspection could force a shutdown of our manufacturing operations and a recall of our products, which would cause our product sales and profitability to suffer.

The marketing and sale of our products outside of the U.S. is subject to regulations, which vary from those in the U.S. Failure to obtain and maintain required regulatory approvals could prevent or delay our ability to market and sell our products in international markets.

The regulatory environment for testing, manufacturing, labeling, distributing, marketing and sale of our products varies from country to country. Currently, some of our products, and modifications to these products, may be subject to pre-market approval in selected countries that are members of the European Union. Our products, and modifications to these products, are also subject to other regulatory requirements in those and other countries. Our failure to comply with applicable regulatory requirements could result in fines, injunctions, civil penalties, suspensions or loss of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Our products have been classified in Europe as in vitro diagnostic devices (“IVDs”), which are regulated under a different standard than medical devices. As such, our products are subject to the requirements of the In Vitro Diagnostic Medical Device Directive (IVDD). An IVD is defined as a device which is a reagent, reagent product, kit, instrument, equipment or system, whether used alone or in combination, intended by the manufacturer to be used in vitro for the examination of samples derived from the human body with a view to providing information on the physiological state, state of health or disease, or congenital abnormality. IVDs are specifically excluded from the provisions of the Medical Device Directive (“MDD”), although IVDs are subject to equally stringent but different controls under the IVDD and other directives. If it is determined that our products are marketed as or intended to be issued as equipment that can produce therapeutic effects or alleviate the symptoms of any disability, injury or illness, the equipment may then fall within the scope of the MDD and product registration and appropriate documentation, including possible clinical trials would be required prior to commercialization. That same medical equipment, if also intended and promoted by us for use in the examination of samples derived from the human body with a view to providing information on the physiological state, state of health or disease, or congenital, abnormality, would be regulated under the IVDD, requiring performance data, including where appropriate, analytical sensitivity, diagnostic sensitivity, analytical specificity, diagnostic specificity, accuracy, repeatability and reproducibility.

Although our products are currently regulated under the IVDD, European regulatory authorities may independently interpret our marketing and promotional claims as falling within the scope of the MDD, and require us to comply with its differing requirements, including substantiating any therapeutic claims. A redefinition could harm our marketing and sales if we were restricted from marketing or selling our products until we are able to comply with the MDD. Moreover, a member state of the EU or any other Europeans country could adopt other laws or regulations that require approval to market and sell our products.

We depend on distributors to sell our products outside of North America and the United Kingdom. Sales through our distributors may be lower than direct sales efforts and the distributor arrangements could be terminated before the contract period ends.

We rely substantially on independent distributors and sales agents to market and sell our products outside of North America and the United Kingdom. We cannot assure you that distributors and agents will devote adequate resources to support sales of our products.

Under our distribution agreements, we indemnify the distributors against costs, expenses and liabilities relating to litigation regarding our products. Despite our obligations, our distributors may decide to reduce or end their selling efforts until an infringement dispute is resolved or settled.

Our international sales and operations are a significant portion of our business. Changes in international markets and currency fluctuations could lead to a decline in our revenues or result in continued net losses.

We have significant international operations based in the United Kingdom. As of March 15, 2004, approximately 32 employees, constituting approximately 38% of the total number of our employees, were based outside of the U.S. We generate a substantial portion of our revenues from outside of the U.S. In 2003 and 2002, we derived approximately 48% and 38% of our total revenues, respectively, from our customers and distributors outside of the U.S. We expect that international sales will continue to account for a significant portion of our revenues.

The international nature of our business subjects us and our representatives, agents and distributors to laws and regulations of the jurisdictions in which we operate and sell our products. Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs or other trade regulations could have an adverse effect on our financial condition or results of operations. For example, most of our international sales are denominated in U.S. dollars, U.K. pounds sterling or Euros. We do not attempt to reduce the risk of currency fluctuations by hedging. Currency fluctuations against the U.S. dollar could substantially reduce our U.S. dollar revenue or increase our costs. Changes in currency exchange rates could also make the products of our competitors less expensive than ours, which could result in our customers purchasing our competitors’ products instead of ours.

Export controls could prevent us from exporting our products to foreign countries or customers, which could cause our sales to decline and result in continued net losses.

Our research, investigational and clinical products are subject to regulation by U.S. Department of Commerce export controls, primarily as they relate to the associated computers. These controls could prevent us from exporting our products to certain countries or customers, which could cause our sales to decline and result in continued net losses.

Our success depends, in part, on our ability to protect our intellectual property rights. We could lose sales and our competitive advantage could be harmed if we are not able to prevent infringement of our intellectual property rights.

We rely primarily on trade secret protection and on our unpatented proprietary know-how in the development and manufacturing of our products. Our trade secrets or proprietary technology could become known or be independently developed by our competitors. In addition, the patents we hold may not be sufficiently broad to protect what we believe to be our proprietary rights. Our issued patents could also be disallowed, challenged or circumvented by our competitors.

We cannot assure you that competitors or other parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by us. In that case, our competitive position could be harmed and we may be required to obtain licenses to patents or proprietary rights of others.

Our customers rely substantially on the availability of third-party reimbursement. Our customers’ failure to obtain sufficient reimbursement from third-party payors could cause our sales and the future growth of our business to decline.

Hospitals, physicians and other health care providers in the U.S. that purchase our products generally rely on third-party payors and other sources for reimbursement of health care costs to reimburse all or part of the cost of the procedures in which our products are used. If hospitals, physicians and other health care providers are unable to obtain adequate reimbursement from third-party payors for the procedures in which our products or products currently under development are intended to be used, our sales and future growth of our business could be adversely affected.

Market acceptance of our products and products under development in countries outside of the U.S. is also dependent on availability of reimbursement within prevailing health care payment systems in those countries. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government-sponsored health care and private insurance. We cannot assure you that we will be able to obtain international reimbursement approvals in a timely manner, if at all. Failure to receive international reimbursement approvals could harm the market acceptance of our products in the international markets in which such approvals are sought.

We depend on key technical, scientific and management personnel. Any difficulty in retaining our current employees or in hiring new employees could harm our ability to maintain and build our business operations.

Our future success depends in significant part upon the continued service of key scientific, technical and management personnel, and our continuing ability to attract and retain highly qualified scientific, technical and managerial personnel. Competition for these personnel is intense, and we cannot assure you that we can retain our key scientific, technical and managerial personnel or that we can attract or retain other highly qualified scientific, technical and managerial personnel in the future. Our key employees include Carl Hull, our Chief Executive Officer, Robin Stracey, our President and Chief Operating Officer, Barry Hotchkies, our Executive Vice President and Chief Financial Officer, Padraig O’Kelly, our Vice President-Operations and Diane Day, our Vice President-Regulatory Affairs and Quality Assurance.

We have taken steps to retain our key employees, including the granting of stock options that vest over time, and we have entered into employment agreements with key employees. The loss of key personnel, especially if without advance notice, or the inability to hire or retain qualified personnel, could harm our ability to maintain and build our business operations. Furthermore, we have no key man life insurance on any of our key employees.

In addition, some companies have adopted a strategy of suing or threatening to sue former employees and their new employers to discourage those employees from leaving. As we hire new employees from our current or potential competitors, we may become a party to one or more lawsuits involving our employees. Any future litigation against us or our employees, regardless of the merit or outcome, may result in substantial costs and expenses to us and may divert management’s attention away from the operation of our business.

Undetected errors or failures in our software could result in loss or delay in the market acceptance for our product, lost sales or costly litigation.

Our existing products and products under development involve one or more software components that facilitate the detection of chromosomal, genetic or protein abnormalities through the interaction of certain imaging algorithms with the sample under examination. This software, including any new versions that may be released, may contain undetected errors or failures. We cannot assure you that, despite testing by us and our customers, all errors will be found in the software components of our products. Errors in our software could result in loss or delay in the market acceptance for our products, lost sales or costly litigation.

A successful products liability claim brought in excess of our insurance coverage could require us to pay substantial damages and result in harm to our business reputation.

The manufacture and sale of our products involve the risk of product liability claims. We cannot assure you that the coverage limits of our insurance policies will be adequate in the event we are successfully sued. We evaluate our coverage limits on a regular basis and in connection with the introduction of products currently under development. However, liability insurance is expensive and may not be available on commercially reasonably terms, if at all, or in sufficient coverage amounts to cover all eventualities. A successful claim brought against us in excess of our insurance coverage could require us to pay substantial damages and result in harm to our business reputation.

Following the registration of the securities issued in our April 2004 equity financing, there will be substantial market dilution and the potential for increased market volatility in our stock.

As a result of the issuance of securities sold in our April 2004 private placement, our total outstanding shares of common stock increased from approximately 16.0 million shares to approximately 19.1 million shares. This number may increase to nearly 20 million shares when, in October 2004, warrants for an additional 775,000 shares of our common stock will become exercisable. The registration of the securities issued in the private placement will result in substantial market dilution and the potential for increased market volatility.

Insiders have substantial control and could delay or prevent a change in corporate control.

Some of our stockholders, including some executive officers and directors and their affiliates, own over 30% of our outstanding common stock. These stockholders will, to the extent they act together, have the ability to exert significant influence and control over matters requiring the approval of our stockholders. Their interests may be different from yours. Matters that typically require stockholder approval include: (i) election of directors; (ii) approval of a merger or consolidation; and (iii) approval of a sale of all or substantially all of our assets. Accordingly, you may not be able to influence any action we take or consider taking, even if it requires a stockholder vote.

Our stock price has been volatile. It will likely be volatile in the future. You could lose all or a portion of your investment.

The market prices for securities, generally, and for medical diagnostic instrument companies, in particular, including our common stock, have historically been highly volatile. Investment in our common stock is risky, and you could lose all or part of your investment. Many factors could cause the market price of our stock to fluctuate, perhaps substantially, including the announcement of:

•	technological innovations or new products,

•	developments concerning proprietary rights, including patents and litigation matters,

•	publicity regarding actual or potential results with respect to products under development,

•	regulatory developments in the U.S. or other countries,

•	changes or potential changes in reimbursement rates to our customers,

•	developments in relationships with partners or distributors,

•	public concern as to the safety of new technologies, or

•	changes in financial estimates by securities analysts or our failure to meet those estimates.

In addition, changes in our operating results may cause the market price of our common stock to fluctuate.

Any future sale of a substantial number of shares eligible for resale could depress the trading price of our stock, lower our value and make it more difficult for us to raise capital.

According to Forms 4, 13D and 13G filed by our stockholders, approximately 4,374,000 shares of our common stock and warrants (representing approximately 22% of the total shares outstanding) are held by affiliates and are therefore subject to volume limitations pursuant to Rule 144. In the event any of such stockholders ceases to be an affiliate (for example, by holding less than 10% of the shares outstanding), (i) certain of the shares held by such stockholder will be eligible for immediate resale in the public market and (ii) pursuant to Rule 144(k), certain of such shares will no longer be subject to the manner of sale and volume limitations of Rule 144 and will be eligible for resale in the public market after 90 days from the date such stockholder ceases to be an affiliate. Any sale of a substantial number of shares may have the effect of depressing the trading price of our common stock. In addition, these sales could lower our value and make it more difficult for us to raise capital.

Our preferred shares rights plan, certificate of incorporation, bylaws and Delaware law contain provisions that could prevent or delay a takeover of Applied Imaging and negatively impact shareholder value.

On May 28, 1998, we adopted a preferred shares rights plan. The purpose of the plan is to assure fair value in the event of a future unsolicited business combination or similar transaction involving Applied Imaging. If an individual or entity accumulates or solicits a tender or exchange offer for 20% of our common stock, or 25% in the case of Special Situation Funds and affiliates, the rights become exercisable for additional shares of our preferred stock. The intent of these rights is to encourage a potential acquirer to negotiate with our Board of Directors to increase the consideration paid for our stock. The existence of this plan, however, may deter a potential acquirer, which could negatively impact stockholder value. We also are authorized to issue 6,000,000 shares of undesignated preferred stock, which we may issue without stockholder approval and upon such terms as our Board of Directors may determine.

In addition, our basic corporate documents and Delaware law contain provisions that might enable our management to resist a takeover. Any of these provisions might discourage, delay or prevent a change in the control of Applied Imaging or a change in our management. The existence of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

ABOUT APPLIED IMAGING CORP.

Applied Imaging Corp. was incorporated in California in July 1986, and reincorporated in Delaware in October 1996. In November 1996, we completed an initial public offering of common stock that was listed on the Nasdaq National Market under the symbol AICX. On February 4, 2003, the listing of our common stock was transferred to the Nasdaq SmallCap Market. We are headquartered in San Jose, California, and have facilities in the United Kingdom. We are the world’s leading provider of automated instrument systems for cytogenetics, the analysis of chromosomes in cells. Our products are sold worldwide through a direct sales force, third-party distributors and independent sales representatives. We employ approximately 84 people worldwide.

We have an installed base of over 3,500 instruments in over 1,000 laboratories and clinics in more than 60 countries. Our CytoVision®, PowerGene® and QUIPS® systems are widely utilized because of their ability to analyze human chromosome preparations using powerful software classification algorithms and a specialized user interface. These systems also incorporate the capability to analyze and record images produced by advanced genetic research assays that employ fluorescent in situ hybridization, or FISH, a technique to detect chromosomal changes in cells using fluorescent-tagged DNA segments, or comparative genomic hybridization, or CGH, techniques to measure the amount of a given genetic sequence in a cell.

Applied Imaging develops, manufactures, and markets automated genetic imaging systems for use in cytogenetic laboratories for cancer testing, prenatal testing and other genetic testing applications. We sell our products to government and private clinical laboratories, research institutions, universities, and pharmaceutical companies located in the United States, Canada, Europe, Japan and other countries. We also market imaging systems designed for use in plant and animal genetic research programs. In addition, in 2000, we introduced and received clearance from the U.S. Food and Drug Administration, or FDA, for a clinical system to assist in the detection of micrometastatic cancer cells in bone marrow. Micrometastic cancer cells are generally undetectable using routine cancer screening tests due to their rarity (low frequency of occurrence). This system and its research capabilities assists physicians in determining the initial staging of cancer cases, in detecting disease recurrence and in genetically characterizing cancer cells. This was the forerunner of our strategic thrust into the cancer pathology market with the MDS™ system.

In 2002, we released the Ariol™ system that is the second generation of the MDS™ System. The Ariol™ system is a high-throughput system designed to automate and standardize the analysis of immunohistochemistry, or IHC, and FISH test results in clinical laboratories. The Ariol™ system is designed to assist the pathologist and oncologist in their review of key breast cancer IHC tests. The system is also designed to detect micrometastatic cancer cells that may be found in bone marrow and other clinical samples.

In 2002, we also released the SPOT™ genetic analysis system, that combine with our Ariol™ and MDS™ systems to form the OncoPath™ series of systems. The SPOT™ system automatically detects and counts fluorescent-labeled DNA probe signals in cells. The system is designed for a range of applications, one of which is to assist in the detection of specific genetic abnormalities that identify which patients may respond to new molecularly targeted therapies. For example, the system is designed to automate the analysis of a fluorescent DNA probe assay that may be a factor in the selection of patients with chronic myelogenous leukemia to receive Novartis’ Gleevec® therapy.

In 2003, we applied for clearances from the FDA for three applications for the Ariol™ system—HER-2/neu immunohistochemistry, estrogen receptor and progesterone receptor. These three applications were cleared by the FDA in the first quarter of 2004. We are developing data on additional uses and applications of the Ariol™ and SPOT™ systems that will be used to support our applications for additional clearances from the FDA for promotion of these applications with specific medical or diagnostic claims.

USE OF PROCEEDS

All proceeds from the sale of the shares of common stock will be for the account of the selling stockholders. We will not receive any of the proceeds from the sale of the shares of common stock sold under this prospectus. If and when all of the warrants are exercised, we will, however, receive up to approximately $1,317,500. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

On April 13, 2004, we issued 3,100,000 shares of common stock and warrants exercisable for five years to purchase up to an additional 620,000 shares of common stock with an exercise price of $1.70 per share. Net proceeds from the private placement after estimated costs were approximately $4.2 million. The warrants issued in the private placement are exercisable on or after October 13, 2004. In connection with this sale, we agreed to file a registration statement with the SEC covering the resale of the shares, including the shares issuable upon exercise of the warrants.

We prepared the following table based on the information supplied to us by the selling stockholders named in the table. The selling stockholders may, however, have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided such information. C.E. Unterberg, Towbin acted as placement agent in connection with the private placement. In connection with the completion of the private placement, C.E. Unterberg, Towbin received as compensation a cash fee and a warrant that is exercisable for 155,000 shares of Common Stock. Other than C.E. Unterberg, Towbin, none of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

We do not know when or in what amounts a selling stockholder may offer shares of common stock for sale. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all, some, or none of their shares of common stock pursuant to this offering, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of the following table, we have assumed that the selling stockholders will sell all of the shares of common stock covered by this prospectus (including all of the shares of common stock issuable upon exercise of the warrants (without regard to limitations on exercise)), and that, therefore, there will be no shares beneficially owned by the selling stockholders after the offering except with regard to Diker Micro Value Fund, LP and Laurence W. Lytton as footnoted below. The holder of each warrant may not exercise such warrant for any shares that would result in such holder beneficially owning more than 4.999% of the outstanding common stock (including shares issuable upon such exercise) unless such holder elects to waive such limitation in accordance with the terms of the warrant. Except as otherwise set forth below, each selling stockholder has sole voting control over the shares shown as beneficially owned.

Name of Selling Stockholder	Number of Applied Imaging shares beneficially owned prior to the offering (1)		Shares issuable upon exercise of Warrants (2)	Number of Applied Imaging shares being offered
SF Capital Partners Ltd	1,700,000		340,000	2,040,000
Diker Micro Value Fund, LP	869,165	(3)	70,000	420,000
Bluegrass Growth Fund LP	325,000		65,000	390,000
Deephaven Small Cap Growth Fund LLC	325,000		65,000	390,000
MedCap Partners L.P.	325,000		65,000	390,000
Laurence W. Lytton	91,789	(4)	10,000	60,000
MAIG Partners L.P.	25,000		5,000	30,000
C.E. Unterberg, Towbin	0		155,000	155,000

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. None of the warrants listed in the table are exercisable within 60 days of April 28, 2004.
(2)	Warrants are exercisable on or after October 13, 2004 at an exercise price of $1.70 per share.
(3)	Diker Micro Value Fund, LP was the holder of record of 519,165 shares of Common Stock prior to Applied Imaging’s private placement transaction in April, 2004. None of these shares are being registered herein.
(4)	Laurence W. Lytton was the holder of record of 41,789 shares of Common Stock prior to Applied Imaging’s private placement transaction in April, 2004. None of these shares are being registered herein.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all costs, fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2003, as amended on Form 10-K/A, filed with the SEC on June 7, 2004;

•	our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2004, filed with the SEC on May 17, 2004.

•	our Current Reports on Form 8-K furnished to the SEC on March 19, 2004, filed with the SEC on April 14, 2004 and on May 17, 2004;

•	the description of our common stock contained in our registration statements on Form 8-A filed with the SEC on April 5, 2002, June 5, 1998, and September 16, 1996.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Barry Hotchkies

Chief Financial Officer

Applied Imaging Corp.

120 Baytech Dr.

San Jose, California 95134

(408) 719-6400

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of our reports, proxy statements and other information also may be inspected and copied at the public reference facility maintained by the SEC at the Judiciary Plaza, 450 Fifth Street, N.W., Room 124, Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs payable by Applied Imaging Medical in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$744.31

Accounting fees and expenses	15,000.00

Legal fees and expenses	50,000.00

Miscellaneous	24,255.69

Total	$90,000.00

Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“Delaware Law”) authorizes a Delaware corporation to indemnify officers, directors, employees, and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee, or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The certificate of incorporation and bylaws of Applied Imaging provide that Applied Imaging shall indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware Law. The certificate of incorporation also releases Applied Imaging’s directors from personal liability to the fullest extent permitted by Delaware Law. In addition, Applied Imaging intends in the future to enter into agreements to provide indemnification for directors and officers in addition to that provided for in the certificate of incorporation and bylaws.

Applied Imaging also maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against such person and expense incurred by such person in any capacity, subject to certain exclusions.

Item 16. Exhibits.

Exhibit Number	Description

3.2(1)	Amended and Restated Certificate of Incorporation of the Registrant

3.3(1)	Bylaws of the Registrant

4.4(2)	Form of Warrant to purchase common stock

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, together with consent

10.54(2)	Securities Purchase Agreement, dated as of April 13, 2004

23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included with opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included on signature page of this registration statement)

*	Previously filed.
(1)	Filed as an exhibit to Applied Imaging’s Registration Statement on Form S-1 (File No. 333-06703) and incorporated herein by reference.
(2)	Filed as an exhibit to Applied Imaging’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 14, 2004 and incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 16th day of July, 2004.

APPLIED IMAGING CORP.

By:	/s/ Barry Hotchkies
Barry Hotchkies Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Carl Hull* Carl Hull	Chief Executive Officer and Director (Principal Executive Officer)	July 16, 2004

By:	/s/ Barry Hotchkies Barry Hotchkies	Chief Financial Officer (Principal Financial and Accounting Officer)	July 16, 2004

By:	/s/ John F. Blakemore, Jr.* John F. Blakemore, Jr.	Director	July 16, 2004

By:	/s/ Jack Goldstein* Jack Goldstein	Director	July 16, 2004

By:	/s/ Andre Marion* Andre Marion	Director	July 16, 2004

By:	/s/ G. Kirk Raab* G. Kirk Raab	Director and Chairman of the Board	July 16, 2004

By:	/s/ Pablo Valenzuela* Pablo Valenzuela	Director	July 16, 2004

*By:	/s/ Barry Hotchkies Barry Hotchkies Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description

4.4(2)	Form of Warrant to purchase common stock

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, together with consent

10.54(2)	Securities Purchase Agreement, dated as of April 13, 2004

23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included with opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included on signature page of this registration statement)

*	Previously filed.
(1)	Filed as an exhibit to Applied Imaging’s Registration Statement on Form S-1 (File No. 333-06703) and incorporated herein by reference.
(2)	Filed as an exhibit to Applied Imaging’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 14, 2004 and incorporated herein by reference.